QuickLinks -- Click here to rapidly navigate through this document

PRESS RELEASE

For:                                                             THE MACERICH COMPANY

Press Contact:                    Arthur Coppola, President and Chief Executive Officer

Or

Thomas E. O'Hern, Executive Vice President and
Chief Financial Officer
(310) 394-6000

MACERICH ANNOUNCES $1.475 BILLION AGREEMENT TO ACQUIRE WESTCOR REALTY L.P.

Macerich to become dominant mall operator in Phoenix, and to add strong development capability

        Santa Monica, CA (05/31/02)—The Macerich Partnership L.P., the operating partnership of The Macerich Company (NYSE Symbol: MAC), today announced that it has signed a definitive agreement under which it will acquire Westcor Realty Limited Partnership ("Westcor"), the dominant owner, operator and developer of regional malls and specialty retail assets in the greater Phoenix area. The total purchase price will be approximately $1.475 billion including the assumption of $733 million in existing debt and the issuance of approximately $80 million of convertible preferred operating units. The operating units will have a conversion price of $36.55 and a 9% dividend on an as-converted basis. The balance of the consideration to Westcor's equity holders will be paid in cash. This transaction has been approved by each company's Board of Directors, subject to customary closing conditions. It is currently anticipated that this transaction will be completed in the third quarter of 2002.

        Macerich expects to realize an 8.5% unleveraged yield on the cost of the assets acquired in this transaction. Excluding the cost of non-revenue producing land to be acquired in the transaction, the anticipated unleveraged return is 8.9%.

        Westcor's existing portfolio includes interests in nine regional malls with nearly 10 million square feet of space located in Arizona and Colorado. Eight of the nine malls are located in Arizona, including six in the Phoenix market. The greater Phoenix area is one of the fastest growing markets in the country, with strong demand and a low vacancy rate. The Westcor portfolio contains some of the leading retail assets in the country, including Scottsdale Fashion Square and Chandler Fashion Center in the Phoenix area and FlatIron Crossing in Colorado's Denver-Boulder area. Westcor also owns interests in 18 urban village and specialty retail assets strategically located in close proximity to the malls. The gross leasable area in these properties totals 5.6 million square feet. In addition, the Westcor portfolio includes two retail properties in Arizona that are due to break ground this month, as well as option rights for over 1,000 acres of valuable, well-situated undeveloped land.

        Commenting on the transaction, Arthur Coppola, president and chief executive officer of Macerich stated, "We are very pleased to be acquiring Westcor, the pre-eminent owner, operator and developer of high-quality retail assets in the State of Arizona. The Westcor malls are performing at an exceptional level, with the stabilized malls having sales of approximately $407 per square foot and occupancy near 92%. The company has unprecedented dominance in the Phoenix Metropolitan Area, which blends extremely well with our portfolio and furthers our strong position in the Western U.S. While we are extremely pleased about adding the very productive Westcor assets to our portfolio, another key benefit is the addition of Westcor's development expertise to the Macerich team. Combining their stellar development capabilities with our strong acquisition, redevelopment and operating expertise will create an unmatched integrated platform for growth in our core markets. There is a great deal of growth that we can realize from Westcor's development pipeline and undeveloped land portfolio, including projects under development, significant land holdings adjacent to the existing portfolio and long-term regional mall sites under option agreements. We view this transaction as a great opportunity to expand our platform."

        Earlier this month, Macerich reaffirmed its estimated Funds from Operations ("FFO") per share-diluted guidance in the range of $3.11 to $3.18 for 2002. Management expects the Westcor acquisition to be accretive to 2002 and 2003 FFO per share and further guidance will be given at the closing of the transaction.

        "This merger of Westcor and Macerich is really a win-win situation for both sides", stated Robert Ward, president and chief executive officer of Westcor. "The skill sets of the two teams are quite complementary, with Westcor's development expertise and unparalleled knowledge of the Arizona retail market providing a perfect addition to Macerich's redevelopment and operating expertise. It was important to us to find a partner where there would be a good cultural fit between the two teams and where we are aligned in our effort to grow and create value through development. I am excited about the future for the combined entity."

        "AEW has successfully partnered with the Westcor Companies for the past two decades," said Robert Gifford, Principal of AEW Capital Management L.P., a Boston-based real estate investment advisor that owns 73.3% of Westcor Realty on behalf of its institutional clients. "In 1980, we began by providing venture funding to a group of visionary entrepreneurs, who built what is now a $2 billion shopping center development company. Over the past five years alone, Westcor has delivered an extraordinarily successful $700 million portfolio of development projects that have greatly enhanced the quality of their communities while at the same time providing attractive returns to Westcor's financial partners. In Macerich, we believe that the company has found an ideal partner to take the Westcor franchise into the future. Macerich is extremely well positioned to capitalize on Westcor's operating properties, development pipeline and talented staff. We look forward to having future opportunities to do business with the combined companies."

        Deutsche Bank Securities, Inc. acted as financial advisor to Macerich for the transaction.

        The Macerich Company is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management and redevelopment of regional malls and community centers throughout the United States. The Company is the sole general partner and owns an 80% ownership interest in The Macerich Partnership, L.P. After the transaction, Macerich will own interests in 55 regional malls and 21 community centers totaling approximately 57 million square feet. Additional information about The Macerich Company can be obtained from the Company's web site at www.macerich.com.

Investor Conference Call

        The Company will host a conference call on May 31, at 10:30 AM Pacific Time along with an online Web simulcast and rebroadcast to discuss details of the acquisition. The call will be available on The Macerich Company's website at www.macerich.com, and through CCBN at www.CCBN.com. To listen to the call, please go to any of these web sites at least 15 minutes prior to the call in order to register and download audio software if needed. An online replay will be available for 90 days after the call.

        Note: This release contains statements that constitute forward-looking statements. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected. Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, tenant bankruptcies, lease rates and terms, availability and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; governmental actions and initiatives; environmental and safety requirements; and terrorist activities which could adversely affect all of the above factors. The reader is directed to the Company's various filings with the Securities and Exchange Commission, for a discussion of such risks and uncertainties.

        (See attachments)

        ###

WESTCOR PROPERTY LISTING

	Location	Year Built/ Expanded	Ownership	Total GLA	GLA excluding Department stores	Mall shop Sales Per Square Ft.	March 2002 Occupancy	Department Stores
Regional Malls:
Scottsdale Fashion Square	Scottsdale(Phoenix), Arizona	1961/1991/1998	50%	1,930,832	591,249	$550	94%	Dillards, Macy's, Neiman-Marcus, Nordstrom,Robinson-May, (2)Harkins
Flagstaff Mall	Flagstaff, Arizona	1979/1986	100%	352,788	148,776	$320	81%	Dillards, JC Penney, Sears
Paradise Valley Mall	Phoenix, Arizona	1979/1990	100%	1,222,353	391,779	$384	96%	Dillards, JC Penney, Macy's, Robinson-May, Sears, Harkins Theater
Desert Sky Mall	Phoenix, Arizona	1981/1993	50%	887,494	280,480	$275	79%	Dillards, Mervyn's, Burlington Coat Factory, Sears, Harkins Theater
Superstition Springs Center	Mesa (Phoenix), Arizona	1990/1994	33%	1,060,461	342,291	$366	91%	Dillards, JC Penney, Mervyn's, Robinson-May, Sears, Super Saver Cinema
Arrowhead Towne Center	Glendale (Phoenix), Arizona	1993	33%	1,130,610	346,540	$402	89%	Dillards, JC Penney, Mervyn's, Robinson-May,Sears (3/02), AMC
FlatIron Crossing	Broomfield, Colorado	2000	50%	1,495,912	684,236	$386	94%	Dillards, Nordstrom,Foleys,Lord & Taylor, Gaylans, AMC
Chandler Fashion Center	Chandler (Phoenix), Arizona	2001	100%	1,294,481	532,196	opened 10/01	96%	Dillards, Nordstrom,Robinson-May, Sears, Harkins Theatre

Mall sub-totals:				9,374,931	3,317,547	$407	92%

Regional Malls-Under Development
Prescott Gateway	Prescott, Arizona	2002	100%	566,706	303,266	opened 3/02	61%	Dillards, JC Penney, Sears

Mall Totals				9,941,637	3,620,813

								Majors
Urban Villages
Arizona Lifestyles Galleries	Phoenix, Arizona	1982	50%	125,092	125,092		100%	Thomasville, Home One Furniture, Stratford Antiques, Colorado Retreat
Paradise Village Gateway	Phoenix, Arizona	1995/2001	67%	223,104	223,104		100%	Bed, Bath & Beyond, Ross, PetsMART, Staples, Albertsons, Walgreens, Garcias
PVIC—ground leases	Phoenix, Arizona	various	50%	245,540	245,540		N/A	Mervyn's, BJ's Auto Spa, Coco's, Chili's, Red Lobster, Olive Garden, Houlihans
Village Center	Phoenix, Arizona	1985	50%	195,191	195,191		100%	Comp USA, Target, REI
Village Crossroads	Phoenix, Arizona	1993	50%	187,336	187,336		100%	Michaels, Burlington Coat, Outback Steakhouse, Don Pablos
Village Fair	Phoenix, Arizona	1989	50%	272,617	272,617		97%	Office Max, Ulta, Sports Authority, Toys R Us, Strouds, Best Buy
Village Plaza	Phoenix, Arizona	1978	100%	110,612	110,612		96%	Sun Foods Market, Osco
Village Square I	Phoenix, Arizona	1978	100%	136,890	136,890		100%	Circuit City, TJ Maxx
Village Square II	Phoenix, Arizona	1978	100%	147,615	147,615		96%	Mervyn's, Big 5, Marie Callender
Camelback Colonnade	Phoenix, Arizona	1961-1976,1994	75%	588,137	588,137		97%	Marshalls, Fry's,Best Buy, Mervyns,Last Chance,Michael's, Old Navy, Petsmart, MCI
Promenade	Sun City, Arizona	1983	50%	70,125	70,125		93%	York Furniture
Superstition Springs Power Cntr.	Mesa (Phoenix), Arizona	1991	100%	279,144	279,144		100%	Ross, Best Buy, Service Merchandise, Burlington Coat, Walmart, Olive Garden
Chandler Festival	Chandler (Phoenix), Arizona	2001	50%	367,795	367,795		90%	Ultimate Elec, PetsMART, Nordstrom Rack, Lowe's, Ross, TJMaxx,Linens&Things, Office Max
Chandler Gateway	Chandler (Phoenix), Arizona	2001-2002	50%	255,955	255,955		93%	Razmataz, Circuit City, Great Indoors, Paddy O Furniture, Olive Garden, BofA, Abuelos
Chandler Blvd (existing)	Chandler (Phoenix), Arizona	2001-2002	50%	51,582	51,582		57%	PF Changs, Compass Bank
Chandler Blvd (11 pads)	Chandler (Phoenix), Arizona	2002-2004	50%	113,800	113,800		To be built
Westbar	Phoenix, Arizona	various	75%	898,005	898,005		N/A	Circuit City, Old Navy, Premier Inn, Wyndham Hotel, Cost Plus, UA, Barnes&Noble
Specialty Retail
Borgata	Scottsdale, Arizona	1981	100%	87,724	87,724		87%	Specialty Shops
Shops at Gainey Village	Scottsdale, Arizona	2000	50%	138,319	138,319		95%	Garduno's, Bloom
Hilton Village	Scottsdale, Arizona	1982	50%	96,640	96,640		97%	Houston's, Bank One, Wells Fargo
Development Projects
Scottsdale 101	Scottsdale(Phoenix), Arizona	2003	46%	629,000	629,000		To be built
La Encantada	Tucson, Arizona	2002-2004	100%	258,000	258,000		To be built	Harkin's Theatre, Circuit City, Expo, Bed, Bath & Beyond
Office
Scottsdale Fashion Office	Scottsdale(Phoenix), Arizona	1989	50%	123,581	123,581		88%	Norwest Bank, Net Pro Computing, Vision Offices
Paradise Village Office Park	Phoenix, Arizona	1982	50%	46,650	46,650		94%	SW Risk Services, Cimato & Assoc, Churchill Mortgage

Total Non-Mall				5,648,454	5,648,454	$280	96%

Total Portfolio				15,590,091	9,269,267

WESTCOR DEVELOPMENT PIPELINE and PERIPHERAL LAND

        La Encantada -Tucson, Arizona—This is a 37-acre site located at the northwest corner at Skyline Drive and Campbell Avenue in Tucson. Construction has commenced on a 258,000 square foot open-air village with a variety of upscale national retailers and boutiques. Stabilization is projected to occur in 2004.

        Scottsdale 101—Scottsdale, Arizona—This is a 70 acre site located at the southwest corner of the Pima Freeway and Scottsdale Road in Scottsdale, Arizona, which is ground leased from the Arizona State Land Department on a 99 year ground lease and plans are to build a 629,000 square foot community center. Construction has commenced this year with stabilization expected in 2004.

        Gilbert, Arizona—This is a 600-acre site. Westcor has an option through 2010 to acquire the 120-acre regional mall site at a price of $100,000 per acre. Westcor has a participation right in the balance of the land of 16.5% of peripheral land sales on the surrounding 480 acres.

        Paradise West 1/Paradise Ridge—North Scottsdale, Arizona—Westcor has a "preferred right" from the Arizona State Land Department on approximately 300 acres at the northwest corner of the Pima Freeway and Scottsdale Road. Plans are to build a two or three anchor mall with about 300,000 square feet of shop GLA.

        Goodyear, Arizona—Westcor has an option through 2010 to acquire at $100,000 per acre a regional mall parcel of approximately 125 acres. Further, Westcor has a 25% participation in the peripheral land sales of the surrounding approximately 200 acres.

Westcor Peripheral Land:

	Location	Peripheral Land Opportunity	Acreage	Ownership of Land
Flagstaff Mall	Flagstaff, Arizona	Railhead Assoc Ground	92.00	50%
Paradise Valley Mall	Phoenix, Arizona	PVIC	1.20	50%
Desert Sky Mall	Phoenix, Arizona	Peripheral	37.10	50%
Superstition Springs Center	Mesa (Phoenix), Arizona	Peripheral	1.40	100%
		Mall Ground Lease	40.97	50%
Arrowhead Towne Center	Glendale (Phoenix), Arizona	Bowest Trust	18.00	18%
		Midcor V	17.00	82%
		RLR 1	29.00	50%
Flat Iron Crossings	Broomfield, Colorado	Flat Iron Pads	6.00	100%
Chandler Fashion Center	Chandler (Phoenix), Arizona	Propcor II	8.67	50%
		Propcor	79.36	25%
Prescott Gateway	Prescott, Arizona	Lee West	21.00	50%
Mall Totals			351.70

QuickLinks

WESTCOR DEVELOPMENT PIPELINE and PERIPHERAL LAND